EXHIBIT 99.32

                                                             EXECUTION COPY








                             PURCHASE AGREEMENT

                                  between

                     PENSKE AUTOMOTIVE HOLDINGS CORP.,

                  INTERNATIONAL MOTOR CARS GROUP I, L.L.C

                                    and

                     J.P. MORGAN PARTNERS (BHCA), L.P.

                                dated as of

                               April 4, 2003

                             PURCHASE AGREEMENT

PURCHASE  AGREEMENT dated as of April 4, 2003, between J.P. Morgan Partners
(BHCA), L.P., a Delaware limited partnership ("Seller"), Penske Automotive Holdings Corp., a Delaware Corporation ("Penske Holdings") and International Motor Cars Group I, L.L.C., a Delaware limited liability company ("IMCG I," and together with Penske Holdings, the "Purchasers"), and, solely for purposes of Sections 3.6, 3.7 and Article V of this Agreement, Penske Corporation, a Delaware corporation ("Penske"), and, solely for purposes of Sections 3.5, 3.6 and 3.7 of this Agreement, Penske Capital Partners, L.L.C., a Delaware limited liability company ("Penske Capital").

                                  RECITALS

WHEREAS, Seller owns a membership interest (the "IMCG I LLC Interest") in IMCG I and a membership interest (the "IMCG II LLC Interest") in International Motor Cars Group II, L.L.C.;

WHEREAS, by reason of its ownership of the IMCG I LLC Interest, Seller economically owns 1,260,300 of the shares of voting common stock (the "Common Stock"), par value $0.0001 per share, of United Auto Group, Inc. (the "Company") held by IMCG I;

WHEREAS, by reason of its ownership of the IMCG II LLC Interest, Seller economically owns 1,969,117 of the shares of Common Stock held by IMCG II;

WHEREAS, Seller has the right to require that IMCG II distribute to it the shares of Common Stock held by IMCG II that are beneficially owned by Seller and will seek the distribution to it of such shares;

WHEREAS, Penske Holdings desires to purchase from Seller, and Seller desires to sell to Penske Holdings, the IMCG I LLC Interest for an aggregate purchase price of $15,123,600; and

WHEREAS, IMCG I desires to purchase from Seller, and Seller desires to sell to IMCG I, 354,408 shares of Common Stock (the "Shares"), at a purchase price equal to $12.00 per share.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                 ARTICLE I

                      SALE AND PURCHASE OF SECURITIES

     1.1 The Penske Holdings Purchase. At the Closing, Penske Holdings shall purchase (the "Penske Holdings Purchase") from Seller, and Seller shall sell, transfer and assign to Penske Holdings, the IMCG I LLC Interest for an aggregate purchase price of $15,123,600 (the "LLC Interest Purchase Price").

     1.2 The IMCG I Purchase. At the Closing, IMCG I shall purchase (the "IMCG I Purchase") from Seller, and Seller shall sell and transfer to IMGC I, the Shares at a purchase price of $12.00 per Share and an aggregate purchase price of $4,252,896 (the "Shares Purchase Price").

     1.3 The Closing. Unless otherwise extended by Seller pursuant to
Section 6.12, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller, 1221 Avenue of the Americas, New York, NY 10020, on or before April 15, 2003(the "Closing Date").

     1.4 Actions at the Closing. On the Closing Date, the following actions shall occur (the "Closing Actions"):

          (a) Seller shall assign and transfer to Penske Holdings the IMCG I LLC Interest, free and clear of Encumbrances (as hereinafter defined) (other than any restrictions applicable to the Purchasers contained in the IMCG I LLC Agreement (as defined below) and the Stockholders' Agreement (as defined below), as applicable) by executing and delivering the Assignment and Transfer Agreement attached as Exhibit A hereto;

          (b) Seller shall transfer to IMCG I stock certificates representing the Shares, free and clear of Encumbrances (other than any restrictions applicable to the Purchasers contained in the IMCG I LLC Agreement and the Stockholders' Agreement, as applicable) and deliver duly executed stock powers in the form attached as Exhibit B hereto;

          (c) Penske Holdings shall pay by wire transfer to Seller the LLC Interest Purchase Price in cash; and

          (d) IMCG I shall pay by wire transfer to Seller the Shares Purchase Price in cash.

     1.5 Seller's Obligations Conditional. The obligations of the Seller to consummate each of the Penske Holdings Purchase and the IMCG I Purchase shall be conditioned upon the consummation of each other such purchase and neither purchase shall occur if the other such purchase does not occur. For purposes of this Section 1.5, the Penske Holding Purchase and the IMCG I Purchase shall be deemed to occur simultaneously.

                                ARTICLE II

                    SELLER REPRESENTATIONS & WARRANTIES

     Seller represents and warrants to the Purchasers as follows as of the date hereof and as of the Closing Date:

     2.1 Organization; Power and Authority. Seller is a limited partnership orgainized and validly existing under the laws of the State of Delaware. Seller has all requisite partnership power and authority to enter into and carry out the transactions contemplated by this Agreement.

     2.2 Authorization of the Documents. The execution, delivery and performance of this Agreement has been duly authorized by all requisite partnership action on the part of Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms.

     2.3 No Conflict. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and the sale, transfer, assignment and delivery by Seller of the IMCG I LLC Interest and the Shares will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Seller, the IMCG I LLC Interest, the Shares or any of Seller's other respective properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of Seller, or result in the creation of any Encumbrance, upon any of the properties or assets of Seller, including the IMCG I LLC Interest and the Shares, or (c) violate any provisions of Seller's organizational documents, to the extent, with respect to any of the foregoing, that the same would adversely affect the ability of Seller to carry out its obligations under this Agreement.

     2.4 Consents. Except as would not prevent Seller from consummating the transactions contemplated hereby, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement or any documentation relating thereto, the consummation by Seller of the transactions contemplated hereby, or the sale, assignment, transfer or delivery of the IMCG I LLC Interest and the Shares.

     2.5 Ownership. As of the Closing Date, Seller will be the lawful owner of the IMCG I LLC Interest and the Shares, and Seller will have good title to the IMCG I LLC Interest and the Shares, free and clear of any and all mortgages, rights of first refusal or first offer, security interests liens, mortgages, pledges, charges and similar restrictions (collectively, "Encumbrances") (but other than transfer restriction legends on the Share certificates and any such Encumbrances contained in the Second Amended and Restated Stockholders' Agreement dated as of February 22, 2002, by and among Purchaser, Seller and the other parties thereto (the "Stockholders' Agreement"), the Amended and Restated Limited Liability Company Agreement for International Motor Cars Group I, LLC dated as of February 22, 2002, by and among Seller, Penske Capital Partners, L.L.C. ("Penske Capital") and the other parties thereto (the "IMCG I LLC Agreement"), and the Amended and Restated Limited Liability Company Agreement for International Motor Cars Group II, LLC, dated as of February 22, 2002, by and among Seller and Penske Capital (the "IMCG II LLC Agreement," and together with the IMCG I LLC Agreement, the "LLC Agreements")), and upon completion of the transaction contemplated by this Agreement, Seller will transfer to Penske Holdings good and valid title to the IMCG I LLC Interest and will transfer to IMCG I the Shares free and clear of any Encumbrances (other than transfer restriction legends on the Share certificates and any Encumbrances applicable to the Purchasers contained in the IMCG I LLC Agreement or the Stockholders' Agreement, as applicable).

     2.6 Public Filings. As of the Closing Date, Seller has reviewed all filings that the Company has actually made prior to the Closing Date pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and which are available for review prior to the Closing Date.

     2.7 Due Diligence. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of completing the transactions contemplated by this Agreement. Seller has acquired sufficient information about the Company to reach an informed and knowledgeable decision to enter into and complete the transactions contemplated by this Agreement. In evaluating the merits and risk of the transactions contemplated by this Agreement, Seller has relied on the advice of its investment advisors and/or its legal counsel.

     2.8 Brokers. No agent, broker, investment banker or other person or entity acting on behalf of Seller or under the authority of Seller is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

                                ARTICLE III

                      ACKNOWLEDGEMENTS AND AGREEMENTS

     3.1 Seller acknowledges and agrees that it is aware that the Purchasers, the Purchasers' affiliates or any of their respective directors, officers, employees, agents, brokers, trustees or advisors (collectively, "Purchaser Related Persons" and each a "Purchaser Related Person") have or may have material non-public information (which may be either favorable or adverse) concerning the Company, the Common Stock, the Shares, IMCG I or the IMCG I LLC Interest that has not been disclosed by the Purchasers to Seller. Seller acknowledges that neither the Purchasers nor any Purchaser Related Person has any obligation to disclose to Seller any such material or potentially material information. Seller acknowledges that it has made its own analysis and decision to sell, transfer and assign the IMCG I LLC Interest and the Shares.

     3.2 Seller acknowledges that it has received certain limited information from Purchaser and it has not requested that the Purchasers or any Purchaser Related Entity disclose to Seller any other information relating to the Company, the Common Stock, the Shares, IMCG I, or the IMCG I LLC Interest. Seller also acknowledges that it is not relying upon any disclosure (or non-disclosure) made (or not made) by the Purchasers or any other Purchaser Related Person in connection with its sale, transfer and assignment of the IMCG I LLC Interest and the Shares.

     3.3 Seller agrees that it has and will have no claims (under any federal or state securities law or otherwise, to the extent permitted under applicable law) against the Purchasers or any other Purchaser Related Person in connection with or arising out of any failure of the Purchasers or any other Purchaser Related Person to disclose any material non-public information in connection with this transaction. Seller further covenants and agrees not to assert any such claim.

     3.4 In the event that any Purchaser intends to makes any public announcement or public filing pursuant to the Exchange Act or otherwise in connection with, or as a result of, the transactions contemplated by this Agreement, such Purchaser, shall provide Seller with a reasonable opportunity to review and comment on such announcement or filing and shall consider any such comments in good faith prior to publication or filing.

     3.5 Pursuant to Section 9.1 of the IMCG I LLC Agreement, Penske Capital hereby consents to the transfer by Seller of the IMCG I LLC Interest to Penske Holdings as contemplated hereby. Additionally, Penske Capital and Seller hereby acknowledge and agree that, immediately following the Closing, Seller will be deemed to have withdrawn from IMCG I in accordance with Section 10.1 of the IMCG I LLC Agreement.

     3.6 Each of the Purchasers, Penske, Penske Capital (collectively, the "Purchaser Affiliated Releasors") does from and after the Closing hereby release forever and discharge Seller, each of Seller's affiliates, and each of their respective directors, officers, employees, agents, brokers, trustees or advisors (collectively, the "Seller Releasees"), of and from any and all claims, demands, causes of action, damages or liabilities of any kind or nature whatsoever ("Claims") that relate to or arise out of any dealings, relationships or transactions by and between such Purchaser Affiliated Releasor, on the one hand, and any Seller Releasee, on the other hand, insofar as such relates to the Company, IMCG I, the Common Stock, the Shares, the Stockholders Agreement or the IMCG I LLC Agreement, in law or equity, which against any Seller Releasee such Purchaser Affiliated Releasor, has ever had, now has or which it hereafter can, shall or may have, whether or not now known, from the beginning of the world to the Closing Date. Notwithstanding the foregoing, the Purchasers do not release or discharge any Seller Affiliated Releasee for any Claims arising out of, in connection with, or relating to, any covenant, representation or warranty or other obligation by Seller made or performed prior to the Closing or by Selller to be performed after the Closing, in each case, pursuant to this Agreement.

     3.7 Seller does from and after the Closing hereby release forever and discharge each of the Purchasers, Penske, Penske Capital, and each of their respective affiliates, directors, officers, employees, agents, brokers, trustees or advisors (collectively, the "Purchaser Affiliated Releasees"), of and from any and all Claims that relate to or arise out of any dealings, relationships or transactions by and between Seller, on the one hand, and any Purchaser Affiliated Releasee, on the other hand, insofar as such relates to the Company, IMCG I, the Common Stock, the Shares, the Stockholders Agreement or the IMCG I LLC Agreement, in law or equity, which against any Purchaser Affiliated Releasee Seller has ever had, now has or which it hereafter can, shall or may have, whether or not now known, from the beginning of the world to the Closing Date. Notwithstanding the foregoing, Seller does not release or discharge any Purchaser Affiliated Releasee for any Claims arising out of, in connection with, or relating to, any covenant, representation or warranty or other obligation by Purchaser made or performed prior to the Closing or by Purchaser to be performed after the Closing, in each case, pursuant to this Agreement.

                                ARTICLE IV

                   PURCHASER REPRESENTATIONS & WARRANTIES

     Each of the Purchasers represents and warrants to Seller as of the date hereof and as of the Closing Date as to itself, as follows:

     4.1 Organization. Such Purchaser is duly organized and validly existing under the laws of the state of its organization and has all power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary action on the part of such Purchaser. This Agreement constitutes a valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with its terms.

     4.2 No Conflict. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such Purchaser, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute (with due notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of such Purchaser or (c) violate the Certificate of Incorporation or the bylaws (or equivalent governing documents) of such Purchaser.

     4.3 Consents. Except as would not prevent such Purchaser from consummating the transactions contemplated hereby, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by such Purchaser of this Agreement or any documentation relating thereto, or the consummation by such Purchaser of the transactions contemplated hereby.

     4.4 Brokers. No agent, broker, investment banker or other person or entity acting on behalf of such Purchaser or under the authority of such Purchaser is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

     4.5 Status of Purchaser. Such Purchaser is an accredited investor within the meaning of the rules of the Securities Act of 1933, as amended (the "Securities Act"), with full access to information respecting the business and affairs of the Company. Further, such Purchaser understands and acknowledges the restrictions imposed by the Securities Act respecting resales of the IMCG I LLC Interest, the Common Stock underlying the IMCG I LLC Interest or the Shares and represents that it is acquiring the IMCG I LLC Interest or the Shares, as applicable, as principal and not on behalf of or as agent for others who are not Purchaser Related Persons or with a view towards redistribution thereof in violation of the Securities Act.

                                 ARTICLE V

                     WAIVER OF RIGHT OF FIRST REFUSAL;
                    DISLOSURE OF CERTAIN TAX INFORMATION

     5.1 Waiver. Penske hereby agrees to waive and does waive any and all rights it may have under or related to Section 4.1 of the Stockholders' Agreement with respect to the transactions contemplated by this Agreement.

     5.2 Disclosure of Certain Tax Information. Notwithstanding any other agreement to the contrary, Penske and Seller hereby agree that Seller (and each employee, representative, or other agent of Seller) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Seller relating to such tax treatment and tax structure.

                                ARTICLE VI

                               MISCELLANEOUS

     6.1 Survival of Representations. The representations, warranties and acknowledgements made in this Agreement shall survive for a period ending six months after the Closing Date provided that the representation and warranty of Seller set forth in Section 2.5 shall survive without limitation.

     6.2 Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (with confirmation promptly sent by regular mail), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

               (i)    if to Seller, to:

                      J.P. Morgan Partners (BHCA), L.P.
                      1221 Avenue of the Americas
                      New York, NY 10020
                      Attn:  Official Notices Clerk

               (ii)   if to Penske Holdings, to:

                      Penske Automotive Holdings Corp.
                      c/o Penske Corporation
                      13400 Outer Drive West
                      Detroit, Michigan 48239
                      Attention: General Counsel

               (iii)  if to IMCG I, to:

                      International Motor Cars Group I, L.L.C.
                      c/o Penske Corporation
                      13400 Outer Drive West
                      Detroit, Michigan 48239
                      Attention: General Counsel

               (iv)   if to Penske, to:

                      Penske Corporation
                      13400 Outer Drive West
                      Detroit, Michigan 48239
                      Attention: General Counsel

All such notices, requests, consents and other communications shall be deemed to have been given when received.

     6.3 Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

     6.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, whether so expressed or not. .

     6.5 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

     6.6 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect (to the fullest extent permitted by law) to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

     6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

     6.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     6.9 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     6.10 Expenses. Each party to this Agreement shall bear its own cost and expenses, including fees of consultant(s), accountant(s), counsel, and other persons acting on behalf of or for such party.

     6.11 Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it might be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any, should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     6.12 Transfer Taxes. All transfer taxes, if any, required to be paid by Seller (a) in connection with the transfer of the Shares shall be paid by IMCG I and (b) in connection with the transfer of the IMCG I LLC Interest shall be paid by Penske Holdings.

     6.13 Termination. In the event that the Closing has not occurred by 5:00 PM (NYT) on April 15, 2003, other than due to a material breach of this Agreement by Seller, this Agreement shall automatically terminate and be of no further force and effect unless extended by Seller, such extension to be in Seller's sole discretion. In the event of a material breach by Seller of this Agreement, either Purchaser may terminate this Agreement at anytime after April 15, 2003.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                              J.P. MORGAN PARTNERS (BHCA), L.P.

                              By:  JPMP Master Fund Manager, L.P.
                                   its General Partner

                              By:  JPMP Capital Corp.,
                                   Its General Partner

                              By: /s/ Donald Hofmann
                                 ------------------------------------
                                 Name:  Donald Hofmann
                                 Title: Partner


                              PENSKE AUTOMOTIVE HOLDINGS CORP.

                              By: /s/ Robert H. Kurnick, Jr.
                                 ------------------------------------
                                 Name:  Robert H. Kurnick, Jr.
                                 Title: Vice President


                              INTERNATIONAL MOTOR CARS GOUP II, L.L.C.

                              By:  Penske Capital Partners, L.L.C.,
                                   as Managing Member

                              By: /s/ James A. Hislop
                                 ------------------------------------
                                 Name:  James A. Hislop
                                 Title: President

(SOLELY FOR PURPOSES OF SECTIONS 3.6, 3.7 AND ARTICLE V OF THIS AGREEMENT):

PENSKE CORPORATION


By: /s/ Robert H. Kurnick, Jr.
   ---------------------------------
   Name:  Robert H. Kurnick, Jr.
   Title: President


(SOLELY FOR PURPOSE OF SECTIONS 3.5, 3.6 AND 3.7 OF THIS AGREEMENT)

PENSKE CAPITAL PARTNERS, L.L.C.


By: /s/ James A. Hislop
   ---------------------------------
   Name:  James A. Hislop
   Title: President